Exhibit 11.1

Code of Business Conduct and Ethics

(Amended, 30 July 2009)

Contents

Summary
Business conduct

Responsibility to the Company and its shareholders
General standards of conduct
Applicable laws
Related parties

Conflicts of interest
Policy

Company assets
Use of Company assets
Physical access control
Company funds
Computers and other equipment
Software
Electronic usage
Political contributions
Prohibition of inducement

Customers and suppliers
Customer relations
Payments or gifts from others
Publication of others
Handling confidential information of others
Appropriate nondisclosure agreements
Need – to – know
Notes and reports
Competitive information
Selecting suppliers

Company records
Maintaining and managing records
Records on legal hold

Insider Trading
Policy
Insiders
Trading window
Reporting regulations
Short selling

Secrecy

Government Regulations
Lobbying
Government controls
Free and fair competition
Industrial espionage
Requests by regulatory authorities

Waiver

Disciplinary actions

(Amended, 30 July 2009)

Summary

Trintech Group plc is committed to a code of ethics that includes guidelines of corporate codes of conduct and compliance methods to support them for all employees throughout the group. Any amendments to or waivers of this Code of Business Conduct and Ethics for any director or executive officer will be approved by the Board of Directors and disclosed on the Company’s website at www.trintech.com within five business days following the date of such amendment or waiver, and may also be disclosed on a Form 6-K or Form 20-F.

Trintech ethical standards promote:

•	honest and ethical conduct, including addressing conflicts of interest

•	full, fair, accurate, timely and understandable disclosure in reports

•	compliance with laws

•	the prompt internal reporting of violations of the Code of Business Conduct and Ethics to an appropriate person or persons and

•	accountability for adherence to the Code of Business Conduct and Ethics

This Code of Business Conduct and Ethics applies to all directors, officers and employees of the Company and its subsidiaries, who, unless otherwise specified, will be referred to jointly as employees. This Code of Business Conduct and Ethics helps ensure compliance with legal requirements and our standards of business conduct. All Company employees are expected to read and understand this Code of Business Conduct and Ethics, uphold these standards in day-to-day activities, comply with all applicable policies and procedures, and ensure that all agents and contractors are aware of, understand and adhere to these standards.

Because the principles described in this Code of Business Conduct and Ethics are general in nature, you should also review all applicable Company policies and procedures for more specific instruction, and contact the Human Resources Department or Legal Department if you have any questions.

Nothing in this Code of Business Conduct and Ethics, in any company policies and procedures, or in other related communications (verbal or written) creates or implies an employment contract or term of employment.

We are committed to continuously reviewing and updating our policies and procedures. Therefore, this Code of Business Conduct and Ethics is subject to modification. This Code of Business Conduct and Ethics supersedes all other such codes, policies, procedures, instructions, practices, rules or written or verbal representations to the extent they are inconsistent.

(Amended, 30 July 2009)

1.	Business conduct

Ethical business conduct is critical to our business. As a Trintech employee, your responsibility is to respect and adhere to these practices. Many of these practices reflect legal or regulatory requirements. Violations of these laws and regulations can create significant liability for you, the Company, its directors, officers, and other employees.

Part of your job and ethical responsibility is to help enforce this Code of Business Conduct and Ethics. You should be alert to possible violations and report possible violations of this Code of Business Conduct and Ethics or other Company policies to the General Counsel. If your concerns relate to inappropriate employee behaviour, possible security violations or any other matter, you should report your concerns to the VP Finance, Group or General Counsel. If your concerns relate to accounting, internal controls or auditing matters, or if the General Counsel is implicated in any violation or suspected violation, you may also contact the Chairman of the Audit Committee of the Board of Directors. You must co-operate in any internal or external investigations of possible violations.

Reprisal, threats, retribution or retaliation against any person who has in good faith reported a violation or a suspected violation of law, this Code of Business Conduct or other Company policies, or against any person who is assisting in any investigation or process with respect to such a violation, is prohibited.

Violations of law, this Code of Business Conduct and Ethics or other Company policies or procedures by Company employees can lead to disciplinary action up to and including termination.

In all cases, if you are unsure about the appropriateness of an event or action, please seek assistance in interpreting the requirements of these practices by contacting the Legal Department.

Responsibility to the Company and its Shareholders

1.	General standards of conduct

The Company expects all employees, agents and contractors to exercise good judgement to ensure the safety and welfare of employees, agents and contractors and to maintain a co-operative, efficient, positive, harmonious and productive work environment and business organization. These standards apply while working on our premises, at offsite locations where our business is being conducted, at Company-sponsored business and social events, or at any other place where you are a representative of the Company. Employees, agents or contractors who engage in misconduct or whose performance is unsatisfactory may be subject to corrective action, up to and including termination. You should review our employment handbook for more detailed information.

(Amended, 30 July 2009)

2.	Applicable laws

All Company employees, agents and contractors must comply with all applicable laws, regulations, rules and regulatory orders. Each employee, agent and contractor must acquire appropriate knowledge of the requirements relating to his or her duties sufficient to enable him or her to recognize potential dangers and to know when to seek advice from the Legal Department on specific Company policies and procedures.

Violations of laws, regulations, rules and orders may subject the employee, agent or contractor to individual criminal or civil liability, as well as to discipline by the Company. Such individual violations may also subject the Company to civil or criminal liability or the loss of business.

Conflicts of interest

1.	Policy

Trintech has always been concerned with outside business interests of its employees that might possibly conflict with interests of the Company.

Trintech requires “Independent / Non Executive Directors” to be persons other than an officer or employee of the Company or its subsidiaries, or any other individual having a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgement in carrying out the responsibilities of a director.

In working in the Company, no Trintech employee may pursue any personal interest, which conflicts with the interests of the Company. If an employee has a significant personal interest in a transaction between the Company and a third party - including an indirect interest through, for example, a relative or a significant other - such employee must disclose that interest, and that interest must be approved by the Company. We encourage employees to seek guidance if they have any questions as to whether an interest in a transaction is significant. If it is determined that the transaction is required to be reported under the rules of the U.S. Securities and Exchange Commission, the transaction will be subject to review and approval by the Audit Committee of the Board of Directors. Employees may not disclose any business opportunities learnt through association with the Company to a third party or exploit for personal gain or the gain of related parties any business opportunities that are discovered through the use of corporate property, information or position unless the opportunity is disclosed fully to the Board of Directors or its designated committee and the Board of Directors or its designated committee declines to pursue the opportunity. In addition to the approvals noted above, all transactions between the Company, members of its Board of Directors, employees and related third parties must comply with Irish corporate regulatory standards and receive Board approval in advance.

(Amended, 30 July 2009)

In addition all Trintech employees must not obtain significant financial or other beneficial interest in one of the Company’s suppliers, customers or competitors without first notifying Trintech and obtaining written approval from the Chief Executive Officer or his or her designee.

Except for transactions made in the ordinary course of business, employees are prohibited from participating in any sale, loan or gift of Company property without obtaining written approval from the Chief Executive Officer or his or her designee.

Loans from the Company to directors and executive officers are prohibited Loans from the Company to other officers and employees must be approved in advance by the Board of Directors or its designated committee.

It is the policy of the Company to observe and comply with all laws applicable to it or the conduct of its businesses wherever located. It is the personal responsibility of each employee, director and agent of the Company to adhere to the standards and restrictions, whether imposed by law or this Code of Business Conduct and Ethics, applicable to his or her assigned duties and responsibilities and to conduct him or her self accordingly. Any employee, director or agent who does not adhere to such standards and restrictions is acting outside the scope of his or her employment or agency.

All employees are expected to observe high standards of business and personal ethics in the discharge of their assigned duties and responsibilities.

This requires honesty and integrity in every aspect of dealing with other Company employees, the public, business community, stockholders, customers, suppliers, competitors and governmental and regulatory authorities.

Company Assets

1.	Use of Company’s assets

Protecting the Company’s assets is a key responsibility of every employee, agent and contractor. Care should be taken to ensure that assets are not misappropriated, loaned to others, or sold or donated, without appropriate authorization. All Company employees, agents and contractors are responsible for the proper use of Company assets, and must safeguard such assets against loss, damage, misuse or theft. Employees, agents or contractors who violate any aspect of this policy or who demonstrate poor judgement in the manner in which they use any Company asset may be subject to disciplinary action, up to and including termination of employment or business relationship at the Company’s sole discretion. Company equipment and assets are to be used for Company business purposes. Employees, agents and contractors must use Company assets primarily for legitimate Company business purposes, and they may not allow any other person to use Company assets otherwise primarily than for legitimate Company business purposes Employees who have any questions regarding this policy should bring them to the attention of the Company’s Human Resources Department.

(Amended, 30 July 2009)

2.	Physical access control

The Company has and will continue to develop procedures covering physical access control to ensure privacy of communications, maintenance of the security of the Company communication equipment, and safeguard Company assets from theft, misuse and destruction. You are personally responsible for complying with the level of access control that has been implemented in the facility where you work on a permanent or temporary basis. You must not defeat or cause to be defeated the purpose for which the access control was implemented.

3.	Company funds

Every Company employee is personally responsible for all Company funds over which he or she exercises control. Company agents and contractors should not be allowed to exercise control over Company funds. Company funds must be used only for Company business purposes. Every Company employee, agent and contractor must take reasonable steps to ensure that the Company receives good value for Company funds spent, and must maintain accurate and timely records of all expenditure. Expense reports must be accurate and submitted in a timely manner. Company employees, agents and contractors must not use Company funds for any personal purpose.

4.	Computers and other equipment

The Company strives to furnish employees with the equipment necessary to efficiently and effectively do their jobs.

You must care for that equipment and to use it responsibly primarily for legitimate Company business purposes. If you use Company equipment at your home or off site, take precautions to protect it from theft or damage, just as if it were your own. If the Company no longer employs you, you must immediately return all Company equipment. While computers and other electronic devices are made accessible to employees to assist them to perform their jobs and to promote Company’s interests, all such computers and electronic devices, whether used entirely or partially on the Company’s premises or with the aid of the Company’s equipment or resources, must remain fully accessible to the Company and, to the maximum extent permitted by law, will remain the sole and exclusive property of the Company.

Employees, agents and contractors should not maintain any expectation of privacy with respect to information transmitted over, received by, or stored in any electronic communications device owned, leased, or operated in whole or in part by or on behalf of the Company. Unless expressly prohibited by applicable law, the Company retains the right to gain access to any information received by, transmitted by, or stored in any such electronic communications device, by and through its employees, agents, contractors, or representatives, at any time, either with or without an employee’s or third party’s knowledge, consent or approval.

(Amended, 30 July 2009)

5.	Software

All software used by employees to conduct Company business must be appropriately licensed. Never make or use illegal or unauthorized copies of any software, whether in the office, at home, or on the road, since doing so may constitute copyright infringement and may expose you and the Company to potential civil and criminal liability. In addition, use of illegal or unauthorized copies of software may subject the employee to disciplinary action, up to and including termination. The Company’s IT Department will inspect Company computers periodically to verify that only approved and licensed software has been installed. Any non-licensed/supported software will be removed.

6.	Electronic usage

The purpose of this policy is to make certain that employees utilize electronic communication devices in a legal, ethical, and appropriate manner. This policy addresses the Company’s responsibilities and concerns regarding the fair and proper use of all electronic communications devices within the organization, including computers, e-mail, connections to the Internet, intranet and extranet and any other public or private networks, voice mail, video conferencing, facsimiles, and telephones.

Posting or discussing information concerning the Company’s products or business on the Internet without the prior written consent of a member of the Executive Management Committee is prohibited. Any other form of electronic communication used by employees currently or in the future is also intended to be encompassed under this policy.

It is not possible to identify every standard and rule applicable to the use of electronic communications devices. Employees are therefore encouraged to use sound judgement whenever using any feature of our communications systems.

7.	Political contributions

The Company reserves the right to communicate its position on important issues to elected representatives and other government officials. It is the Company’s policy to comply fully with all local, state, federal, foreign and other applicable laws, rules and regulations regarding political contributions. The Company’s funds or assets must not be used for, or be contributed to, political campaigns or political practices under any circumstances without the prior written approval of the Company’s General Counsel and, if required, the Board of Directors.

(Amended, 30 July 2009)

8.	Prohibition of inducements

Under no circumstances may employees, agents or contractors offer to pay, make payment, promise to pay, or issue authorization to pay any money, gift, or anything of value to customers, vendors, consultants, etc. that is perceived as intended, directly or indirectly, to improperly influence any business decision, any act or failure to act, any commitment of fraud, or opportunity for the commission of any fraud. Inexpensive gifts, infrequent business meals, celebratory events and entertainment, provided that they are not excessive or create an appearance of impropriety, do not violate this policy. Questions regarding whether a particular payment or gift violates this policy should be directed to Human Resources or the Legal Department.

Gifts given by the Company to suppliers or customers or received from suppliers or customers should always be appropriate to the circumstances and should never be of a kind that could create an appearance of impropriety. The nature and cost must always be accurately recorded in the Company’s books and records.

Customers and Suppliers

1.	Customer relationships

If your job puts you in contact with any Company customers or potential customers, it is critical for you to remember that you represent the Company to the people with whom you are dealing.

Act in a manner that creates value for our customers and helps to build a relationship based upon trust. The Company and its employees have provided products and services for many years and have built up significant goodwill over that time. This goodwill is one of our most important assets, and the Company employees, agents and contractors must act to preserve and enhance our reputation.

2.	Payments or gifts from others

Under no circumstances may employees, agents or contractors accept any offer, payment, promise to pay, or authorization to pay any money, gift, or anything of value from customers, vendors, consultants, etc. that is perceived as intended, directly or indirectly, to influence any business decision, any act or failure to act, any commitment of fraud, or opportunity for the commission of any fraud. Inexpensive gifts, infrequent business meals, celebratory events and entertainment, provided that they are not excessive or create an appearance of impropriety, do not violate this policy. Questions regarding whether a particular payment or gift violates this policy are to be directed to Human Resources or the Legal Department.

(Amended, 30 July 2009)

3.	Publications of others

The Company subscribes to many publications that help employees do their jobs better. These include newsletters, reference works, online reference services, magazines, books, and other digital and printed works. Copyright law generally protects these works, and their unauthorized copying and distribution constitute copyright infringement. You must first obtain the consent of the publisher of a publication before copying publications or significant parts of them. When in doubt about whether you may copy a publication, consult the Legal Department.

4.	Handling the confidential information of others

The Company has many kinds of business relationships with many companies and individuals. Sometimes, they will volunteer confidential information about their products or business plans to induce the Company to enter into a business relationship. At other times, we may request that a third party provide confidential information to permit the Company to evaluate a potential business relationship with that party. Whatever the situation, we must take special care to handle the confidential information of others responsibly. We handle such confidential information in accordance with our agreements with such third parties. See also the Company’s policy on Maintaining and Managing Records below.

5.	Appropriate nondisclosure agreements

Confidential information may take many forms. An oral presentation about a company’s product development plans may contain protected trade secrets.

A customer list or employee list may be a protected trade secret. A demo of an alpha version of a company’s new software may contain information protected by trade secret and copyright laws.

You should never accept information offered by a third party that is represented as confidential, or which appears from the context or circumstances to be confidential, unless an appropriate nondisclosure agreement has been signed with the party offering the information. The legal Department can provide nondisclosure agreements to fit any particular situation, and will coordinate appropriate execution of such agreements on behalf of the Company. Even after a nondisclosure agreement is in place, you should accept only the information necessary to accomplish the purpose of receiving it, such as a decision on whether to proceed to negotiate a deal. If more detailed or extensive confidential information is offered and it is not necessary for your immediate purposes, it should be refused.

(Amended, 30 July 2009)

6.	Need-to-know

Once a third party’s confidential information has been disclosed to the Company, we have an obligation to abide by the terms of the relevant nondisclosure agreement and limit its use to the specific purpose for which it was disclosed and to disseminate it only to other Company employees with a need to know the information. Every employee, agent and contractor involved in a potential business relationship with a third party must understand and strictly observe the restrictions on the use and handling of confidential information. When in doubt, consult the Legal Department.

7.	Notes and reports

When reviewing the confidential information of a third party under a nondisclosure agreement, it is natural to take notes or prepare reports summarizing the results of the review and, based partly on those notes or reports, to draw conclusions about the suitability of a business relationship. Notes or reports, however, can include confidential information disclosed by the other party and so should be retained only long enough to complete the evaluation of the potential business relationship. Subsequently, they should be either destroyed or turned over to the Legal Department for safekeeping or destruction. They should be treated just as any other disclosure of confidential information is treated: marked as confidential and distributed only to those the Company employees with a need to know.

8.	Competitive information

You should never attempt to obtain a competitor’s confidential information by improper means, and you should especially never contact a competitor regarding their confidential information.

While the Company may, and does, employ former employees of competitors, we recognize and respect the obligations of those employees not to use or disclose the confidential information of their former employers.

9.	Selecting suppliers

The Company’s suppliers make significant contributions to our success.

To create an environment where our suppliers have an incentive to work with the Company, they must be confident that they will be treated lawfully and in an ethical manner. The Company’s policy is to purchase supplies based on need, quality, service, price and terms and conditions. The Company’s policy is to select significant suppliers or enter into significant supplier agreements though a competitive bid process where possible. Under no circumstances should any Company employee, agent or contractor attempt to coerce suppliers in any way. The confidential information of a supplier is entitled to the same protection as that of any other third party and must not be received before an appropriate nondisclosure agreement has been signed. A supplier’s performance should never be discussed with anyone outside the Company. A supplier to the Company is generally free to sell its products or services to any other party, including competitors of the Company. In some cases where the products or services have been designed, fabricated, or developed to our specifications the agreement between the parties may contain restrictions on sales.

(Amended, 30 July 2009)

Company Records

1.	Maintaining and managing records

The purpose of this policy is to set forth and convey the Company’s business and legal requirements in managing records, including all recorded information regardless of medium or characteristics. Records include paper documents, CDs, computer hard disks, email, floppy disks, microfiche, microfilm or all other media.

The Company is required by applicable laws, rules and regulations to retain certain records and to follow specific guidelines in managing its records. Civil and criminal penalties for failure to comply with such guidelines can be severe for employees, agents, contractors and the Company, and failure to comply with such guidelines may subject the employee, agent or contractor to disciplinary action, up to and including termination of employment or business relationship at the Company’s sole discretion.

2.	Records on legal hold

A legal hold suspends all document destruction procedures in order to preserve appropriate records under special circumstances, such as litigation or government investigations. The Company’s Legal Department determines and identifies what types of Company records or documents are required to be placed under a legal hold. Every Company employee, agent and contractor must comply with this policy. Failure to comply with this policy may subject the employee, agent or contractor to disciplinary action, up to and including termination of employment or business relationship at the Company’s sole discretion.

The Company’s Legal Department will notify you if a legal hold is placed on records for which you are responsible. You then must preserve and protect the necessary records in accordance with instructions from the Company’s Legal Department. Records or supporting documentation that have been placed under a legal hold must not be destroyed, altered or modified under any circumstances. A legal hold remains effective until it is officially released in writing by the Company’s Legal Department. If you are unsure whether a document has been placed under a legal hold, you should preserve and protect that document while you check with the Company’s Legal Department.

(Amended, 30 July 2009)

If you have any questions about this policy you should contact the Company’s Legal Department.

Insider Trading

1.	Policy

The Company’s insider trading policy provides guidelines to employees with respect to transactions in the Company’s securities in the interest of diminishing the likelihood of trading on inside information in violation of U.S. federal and state securities laws, including Section 10(b) of the U.S. Securities and Exchange Act of 1934 and SEC Rule 10b-5. The Company believe that it is important to undertake reasonable steps to minimize the likelihood of both intentional and inadvertent violations of securities laws and to reduce the Company’s and its employees’, officers’, and directors’ potential exposure to SEC and derivative shareholder actions arising out of such violations. A copy of the policy is available upon request by sending an email to: investor@trintech.com.

2.	Insiders

Any person who holds material non-public information regarding the Company is an “Insider” for so long as the information is not generally available to the public.

Any employee, contractor or partner can be an Insider from time to time, and would during such times be subject to terms of the insider trading policy. The policy applies to all transactions, regardless of magnitude.

All Company directors, officers and employees are prohibited from engaging in naked short sales of Company securities. All directors, officers of the Company, Executive officers and senior personnel within the Company are also prohibited from selling short against the box, buying put options, selling call options, or entering into any other short-equivalent positions in Company securities. All other Company employees are strongly discouraged and cautioned against engaging in selling short against the box, buying put options, selling call options, or entering into any other short-equivalent positions in Company securities.

3.	Trading Window

Each quarter the Company implements a self-imposed ‘trading window’ period to help establish a diligent effort to avoid any improper Company securities transaction. Any insider violating these guidelines can and will be disciplined and or terminated.

(Amended, 30 July 2009)

Even during a trading window, any person possessing material non-public information concerning the Company is considered an Insider and should not engage in any Company securities transactions until such information has been known publicly for at least three (3) complete trading days, whether or not the Company has recommended a suspension of trading to that person. Trading in Company securities during the trading window should not be considered a “safe harbor,” and all directors, officers, Insiders and other employees are strongly recommended to use good judgement at all times.

4.	Reporting Regulations

The Company is committed to reporting any Board of Directors dealings and holdings, as per American Stock Exchange regulations, in a timely fashion to the US Securities and Exchange Commission and the NASDAQ National Market.

Secrecy

Every officer of the Company or other person employed in the business of the Company shall, when required by the directors before entering upon his duties, sign a declaration pledging himself to observe a strict secrecy respecting the business of the Company and all transactions of the Company with its customers and the state of accounts with individuals, and in matters relating thereto and shall by such declaration pledge himself not to reveal any of the matters which may come to his knowledge in the discharge of his duties, except when required to do so by the directors or by any general meeting or by a court of law or by the person to whom such matters relate.

Government Relations

It is the Company’s policy to comply fully with all applicable laws and regulations governing contact and dealings with government employees and public officials, and to adhere to high ethical, moral and legal standards of business conduct. This policy includes strict compliance with all local, state, federal, foreign and other applicable laws, rules and regulations. If you have any questions concerning government relations you should contact the Company’s Legal Department.

1.	Lobbying

Employees, agents or contractors whose work requires lobbying communication with any member or employee of a legislative body or with any government official or employee in the formulation of legislation must have prior written approval of such activity from the Company’s General Counsel. Activity covered by this policy includes meetings with legislators or members of their staffs or with senior executive branch officials. Preparation, research, and other background activities that are done in support of lobbying communication are also covered by this policy even if the communication ultimately is not made.

(Amended, 30 July 2009)

2.	Government contracts

It is the Company’s policy to comply fully with all applicable laws and regulations that apply to government contracting. It is also necessary to strictly adhere to all terms and conditions of any contract with local, state, federal, foreign or other applicable governments. The Company’s Legal Department must review and approve all contracts with any government entity.

You may not offer any payment or business amenity to a public official or a government employee if doing so could reasonably be construed as having any connection with the Company’s business, even if it has a nominal value or no value at all. You should be aware that what may be permissible in dealings with commercial businesses may be deemed illegal and possibly criminal in dealings with the government. You should contact the Legal Department for guidance.

Whether you are located in Ireland, the United States or elsewhere, you are also responsible for fully complying with the U.S. Foreign Corrupt Practices Act. The U.S. Foreign Corrupt Practices Act makes it illegal to offer, pay, promise to pay or authorize to pay any money, gift or other item of value to any foreign official, political party or candidate to assist the Company or another to obtain or retain business. All managers and supervisory personnel are expected to monitor continued compliance with the U.S. Foreign Corrupt Practices Act.

3.	Free and fair competition

Most countries have well-developed bodies of law designed to encourage and protect free and fair competition. The Company is committed to obeying both the letter and spirit of these laws. The consequences of not doing so can be severe for all of us.

These laws often regulate the Company’s relationships with its distributors, resellers, dealers, and customers. Competition laws generally address the following areas: pricing practices (including price discrimination), discounting, terms of sale, credit terms, promotional allowances, secret rebates, exclusive dealerships or distributorships, product bundling, restrictions on carrying competing products, termination, and many other practices.

Competition laws also govern, usually quite strictly, relationships between the Company and its competitors. As a general rule, contacts with competitors should be limited and should always avoid subjects such as prices or other terms and conditions of sale, customers, and suppliers.

Employees, agents or contractors of the Company may not knowingly make false or misleading statements regarding its competitors or the products of its competitors, customers or suppliers. Participating with competitors in a trade association or in a standards creation body is acceptable when the association has been properly established, has a legitimate purpose, and has limited its activities to that purpose. All such participation must be cleared with the Legal Department in advance.

(Amended, 30 July 2009)

No employee, agent or contractor shall at any time or under any circumstances enter into an agreement or understanding, written or oral, express or implied, with any competitor concerning prices, discounts, other terms or conditions of sale, profits or profit margins, costs, allocation of product or geographic markets, allocation of customers, limitations on production, boycotts of customers or suppliers, or bids or the intent to bid or even discuss or exchange information on these subjects. In some cases, legitimate joint ventures with competitors may permit exceptions to these rules as may bona fide purchases from or sales to competitors on non-competitive products, but the Company’s Legal Department must review all such proposed ventures in advance. These prohibitions are absolute and strict observance is required. Collusion among competitors is illegal, and the consequences of a violation are severe.

Although the spirit of these laws, known as “antitrust,” “competition,” or “consumer protection” or unfair competition laws, is straightforward, their application to particular situations can be quite complex. To ensure that the Company complies fully with these laws, each of us should have a basic knowledge of them and should involve our Legal Department early on when questionable situations arise.

4.	Industrial espionage

It is the Company’s policy to lawfully compete in the marketplace. This commitment to fairness includes respecting the rights of our competitors and abiding by all applicable laws in the course of competing. The purpose of this policy is to maintain the Company’s reputation as a lawful competitor and to help ensure the integrity of the competitive marketplace.

The Company expects its competitors to respect our rights to compete lawfully in the marketplace, and we must respect their rights equally. Company employees, agents and contractors may not steal or unlawfully use the information, material, products, intellectual property, or proprietary or confidential information of anyone including suppliers, customers, business partners or competitors.

5.	Requests by regulatory authorities

The Company and its employees, agents and contractors must cooperate with appropriate government inquiries and investigations.

In this context, however, it is important to protect the legal rights of the Company with respect to its confidential information. All government requests for information, documents or investigative interviews must be referred to the Company’s Legal Department. No financial information may be disclosed without the prior approval of the VP Finance, Group.

(Amended, 30 July 2009)

6.	Trade Restrictions

A number of countries maintain controls on the destinations to which products or software may be exported. Some of the strictest export controls are maintained by the United States against countries that the U.S. government considers unfriendly or as supporting international terrorism. The U.S. regulations are complex and apply both to deemed exports from the United States and to deemed exports of products from other countries when those products contain U.S.-origin components or technology. Software created in the United States is subject to these regulations even if duplicated and packaged abroad. In some circumstances, an oral presentation containing technical data made to foreign nationals in the United States or access by foreign nationals to certain technology may constitute a controlled export. The Legal Department can provide you with guidance on which countries are prohibited destinations for company products or whether a proposed technical presentation or the provision of controlled technology to foreign nationals may require a U.S. government license.

Public Communications

1.	Public communications and filings

The Company files reports and other documents with regulatory authorities, including the U.S. Securities and Exchange Commission and the Nasdaq National Market. In addition, from time to time the Company makes other public communications, such as issuing press releases.

Depending upon your position with the Company, you may be called upon to provide information to help assure that the Company’s public reports and communications are complete, fair, accurate and understandable. You are expected to use all reasonable efforts to provide complete, accurate, objective, relevant, timely and understandable answers to inquiries related to the Company’s public disclosures.

Individuals involved in the preparation of public reports and communications must use all reasonable efforts to comply with our disclosure controls and procedures, which are designed to ensure full, fair, accurate, timely and understandable disclosure in our public reports and communications.

If you believe that any disclosure is materially misleading or if you become aware of any material information that you believe should be disclosed to the public, it is your responsibility to bring this information to the attention of the Legal Department. If you believe that questionable accounting or auditing conduct or practices have occurred or are occurring, you should notify the Audit Committee of the Board of Directors.

(Amended, 30 July 2009)

2.	Communication procedures

Employees may not communicate externally on behalf of the Company unless authorized to do so. The Company has established specific policies regarding who may communicate information to the public, the press, market professionals (such as securities analysts, institutional investors, investment advisors, brokers and dealers) and security holders on behalf of the Company:

•	Our Chief Executive Officer, President and VP Finance, Group and investor relations personnel, and their authorized designees, are our official spokespeople for financial matters.

•

Our Chief Executive Officer and corporate communications personnel, and their authorized designees, are our official spokespeople for public comment, press, marketing, technical and other such information.

Employees should refer all calls or other inquiries from the press, market professionals or security holders to the Investor Relations Department, which will see that the inquiry is directed to the appropriate persons within the Company.

All communications made to public audiences on behalf of the Company, including formal communications and presentations made to investors, customers or the press, require prior approval of the General Counsel and the VP Finance, Group.

Financial Reporting

1.	Overview

As a public company operating under Sarbanes Oxley, we are required to follow strict accounting principles and standards, to report financial information accurately and completely in accordance with these principles and standards, and to have appropriate internal controls and procedures to ensure that our accounting and financial reporting complies with law. The integrity of our financial transactions and records is critical to the operation of our business and is a key factor in maintaining the confidence and trust of our employees, security holders and other stakeholders.

It is important that all transactions are properly recorded, classified and summarized in our financial statements, books and records in accordance with our policies, controls and procedures, as well as all generally accepted accounting principles, standards, laws, rules and regulations for accounting and financial reporting. Employees with responsibility for or any involvement in financial reporting or accounting should have an appropriate understanding of, and you should seek in good faith to adhere to, relevant accounting and financial reporting principles, standards, laws, rules and regulations and the Company’s financial and accounting policies, controls and procedures. If you are a senior officer, you should seek to ensure that the internal controls and procedures in your business area are in place, understood and followed.

2.	Accuracy of records and reports

It is important that those who rely on records and reports—managers and other decision makers, creditors, customers and auditors—have complete, accurate and timely information. False, misleading or incomplete information undermines the Company’s ability to make good decisions about resources, employees and programs and may, in some cases, result in violations of law. Anyone involved in preparing financial or accounting records or reports, including financial statements and schedules, must be diligent in assuring that those records and reports are complete, accurate and timely. Anyone representing or certifying as to the accuracy of such records and reports should make an inquiry or review adequate to establish a good faith belief in their accuracy.

Even if employees are not directly involved in financial reporting or accounting, they are likely involved with financial records or reports of some kind—a voucher, time sheet, invoice or expense report. In addition, most employees have involvement with product, marketing or administrative activities, or performance evaluations, which can affect our reported financial condition or results. Therefore, the Company expect employees, regardless of whether they are otherwise required to be familiar with finance or accounting matters, to use all reasonable efforts to ensure that every business record or report with which they deal is accurate, complete and reliable.

3.	Intentional misconduct

Employees may not intentionally misrepresent the Company’s financial performance or otherwise intentionally compromise the integrity of the Company’s reports, records, policies and procedures. For example, employees may not:

•

report information or enter information in the company’s books, records or reports that fraudulently or intentionally hides, misrepresents or disguises the true nature of any financial or non-financial transaction or result;

•	establish any undisclosed or unrecorded fund, account, asset or liability for any improper purpose;

•	enter into any transaction or agreement that accelerates, postpones or otherwise manipulates the accurate and timely recording of revenues or expenses;

(Amended, 30 July 2009)

•	intentionally misclassify transactions as to accounts, business units or accounting periods; or

•	knowingly assist others in any of the above.

4.	Dealing with auditors

Our auditors have a duty to review our records in a fair and accurate manner. Employees are expected to cooperate with independent and internal auditors in good faith and in accordance with law. In addition, employees must not fraudulently induce or influence, coerce, manipulate or mislead our independent or internal auditors regarding financial records, processes, controls or procedures or other matters relevant to their engagement. Employees may not engage, directly or indirectly, any outside auditors to perform any audit, audit-related, tax or other services, including consulting, without written approval from the Audit Committee of the Board of Directors.

5.	Obligation to investigate and report potential violations

You should make appropriate inquiries in the event you may see, for example:

•	financial results that seem inconsistent with underlying business performance;

•	inaccurate financial records, including travel and expense reports, time sheets or invoices;

•	the circumventing of mandated review and approval procedures;

•	transactions that appear inconsistent with good business economics;

•	the absence or weakness of processes or controls; or

•	persons within the company seeking to improperly influence the work of our financial or accounting personnel, or our external or internal auditors.

Dishonest or inaccurate reporting can lead to civil or even criminal liability for you and the Company and can lead to a loss of public faith in the Company. You are required to promptly report any case of suspected financial or operational misrepresentation or impropriety.

6.	Keeping the Audit Committee informed

The Audit Committee plays an important role in ensuring the integrity of our public reports. Employees who believe that questionable accounting or auditing conduct or practices have occurred or are occurring should notify the Audit Committee of the Board of Directors. In particular, the Chief Executive Officer, and senior financial officers such as the President, VP Finance, Group and the Controller should promptly bring to the attention of the Audit Committee any information of which he or she may become aware concerning, for example:

•	the accuracy of material disclosures made by the Company in its public filings;

(Amended, 30 July 2009)

•	significant deficiencies in the design or operation of internal controls or procedures that could adversely affect the Company’s ability to record, process, summarize or report financial data;

•	any evidence of fraud that involves an employee who has a significant role in the Company’s financial reporting, disclosures or internal controls or procedures; or

•	any evidence of a material violation of the policies in this Code of Business Conduct and Ethics regarding financial reporting.

Waivers

Any waiver of any provision of this Code of Business Conduct and Ethics for a member of the Company’s Board of Directors or an executive officer must be approved in writing by the Company’s Board of Directors and promptly disclosed to the extent required by applicable law and regulation. Any waiver of any provision of this Code of Business Conduct and Ethics with respect any other employee, agent or contractor must be approved in writing by the Company’s General Counsel.

Investigations

The Board of Directors or its designated committee will be responsible for investigating violations and determining appropriate disciplinary action for matters involving members of the Board of Directors or executive officers. The Board of Directors or its designated committee may designate others to conduct or manage investigations on its behalf and recommend disciplinary action.

Subject to the general authority of the Board of Directors to administer this Code of Business Conduct and Ethics, the VP Finance, Group and the General Counsel will be jointly responsible for investigating violations and determining appropriate disciplinary action for other employees, agents and contractors. The VP Finance, Group and the General Counsel may designate others to conduct or manage investigations on their behalf and recommend disciplinary action. The VP Finance, Group and the General Counsel will periodically report Code violations and the corrective actions taken to the Board of Directors or its designated committee. The Board of Directors reserves the right to investigate violations and determine appropriate disciplinary action on its own or to designate others to do so in place of, or in addition to, the VP Finance, Group and the General Counsel.

(Amended, 30 July 2009)

The Company will promptly investigate any suspected violations. If it is determined that evidence of a violation exists, the individual subject to investigation will be notified. The subject of an investigation will have an opportunity to respond to any allegations made against that person. A person suspected of violating the Code may be suspended with or without pay while an investigation is conducted. The Company will follow local grievance procedures in jurisdictions where such procedures apply.

Disciplinary actions

The matters covered in this Code of Business Conduct and Ethics are of the utmost importance to the Company, its stockholders and its business partners, and are essential to the Company’s ability to conduct its business in accordance with its stated values. We expect all of our employees, agents, contractors and consultants to adhere to these rules in carrying out their duties for the Company.

The Company will take appropriate action against any employee, agent, contractor or consultant whose actions are found to violate these policies or any other policies of the Company. Disciplinary actions may include immediate termination of employment or business relationship at the Company’s sole discretion. Where the Company has suffered a loss, it may pursue its remedies against the individuals or entities responsible.

Where laws have been violated, the Company will cooperate fully with the appropriate authorities.

This Code of Business Conduct and Ethics has been approved by the Board on July 23, 2009 and has been signed on its behalf by the undersigned thereunto duly authorized, in Dublin, Ireland on July 30, 2009.

TRINTECH GROUP PLC

By:
Name: Cyril P. McGuire
Title: Chairman, Chief Executive Officer and Director

(Amended, 30 July 2009)